Exhibit 99.1

  Catalyst Semiconductor Reports 4th Quarter and Fiscal Year Results

    SUNNYVALE, Calif.--(BUSINESS WIRE)--July 20, 2006--Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today announced financial results for its fiscal fourth quarter and year ended April 30, 2006.
    For the quarter ended April 30, 2006, Catalyst reported net income of $270,000, or $0.02 per diluted share, on net revenue of $14.2 million. This compares with net income of $516,000, or $0.03 per diluted share, on net revenue of $16.3 million in the quarter ended April 30, 2005. In the quarter ended January 31, 2006, Catalyst reported net income of $864,000, or $0.05 per diluted share, on net revenue of $14.4 million.
    For the year ended April 30, 2006, Catalyst reported net income of $2.6 million, or $0.14 per diluted share, on revenue of $60.2 million. This compares to net income of $3.8 million, or $0.20 per diluted share, in the previous year on revenue of $62.3 million.
    Net revenue from analog/mixed signal products totaled $1,164,000, or 8.2% of revenue, in the quarter ended April 30, 2006, compared with $901,000, or 5.5% of revenue, in the quarter ended April 30, 2005 and $1,123,000, or 7.8% of net revenue, in the quarter ended January 31, 2006.
    Gross margin for the quarter ended April 30, 2006 was 34.9%, compared to 37.9% for the quarter ended April 30, 2005 and 43.1% for the quarter ended January 31, 2006. Several factors impacted the fourth quarter margin compared to the previous quarter including a net increase in reserve for excess inventory of $89,000, increased overhead expenses of $146,000, as well as increased costs to manufacture certain parts. In the quarter ended January 31, 2006, Catalyst recorded a benefit from the sale of previously reserved inventory of $280,000.
    Gross margin for the year ended April 30, 2006 was 38.7% compared to 42.5% in the year ended April 30, 2005. The decrease was due primarily to the challenging pricing environment, particularly in the serial memory line which represented approximately 58% of fiscal 2006 revenue. Catalyst continues to pursue product cost reduction programs including transition to .35 micron products.
    Research & Development expenses decreased $112,000, or 5.9%, to $1.8 million for the quarter ended April 30, 2006 from $1.9 million for the quarter ended April 30, 2005 and $108,000, or 5.7%, from $1.9 million for the quarter ended January 31, 2006. The decrease from the prior year was due primarily to a decrease in costs for professional services of $51,000 and a decrease of $45,000 in spending for engineering equipment. The decrease from the previous quarter was due primarily to a $114,000 reduction in employee compensation related expenses.
    Sales, General & Administrative expenses decreased $337,000, or 8.9%, to $3.4 million in the quarter ended April 30, 2006 from $3.8 million in the quarter ended April 30, 2005 and increased $163,000, or 5.0%, from $3.3 million in the quarter ended January 31, 2006. These periodic fluctuations resulted partially from the level and timing of costs attributable to Sarbanes-Oxley related expenses.
    Catalyst recorded an income tax benefit of $216,000 during the quarter ended April 30, 2006 compared to income tax provisions of $218,000, or a tax rate of 29.7%, in the quarter ended April 30, 2005 and $539,000, or 38.4%, in the quarter ended January 31, 2006. The tax benefit recorded for the quarter ended April 30, 2006 was attributable to expiry of the statute of limitation and resulted in an effective tax rate of 28.5% for fiscal 2006. The tax rate in the quarter ended April 30, 2006 benefited by $284,000 from a reduction in state tax liability.
    As of April 30, 2006, Catalyst had cash, cash equivalents and short-term investments of $29.1 million, a decrease of $3.8 million compared to January 31, 2006. The decrease in cash was primarily attributable to the purchase of a building for $3.7 million to serve as Catalyst's future headquarters facility and stock repurchases of 388,184 shares at a cost of $1,920,000, or an average cost of $4.95 per share. During fiscal 2006, Catalyst repurchased 912,943 shares at a total cost of $4,503,000, or $4.93 per share.
    The company had previously provided a preliminary estimate of fourth quarter revenues but reporting of final results had been delayed by complications encountered in the recent implementation of a more sophisticated inventory tracking and cost accounting system. The system significantly improved our ability to track and monitor inventory quantities, but its implementation resulted in unanticipated delays in closing our books and completing our assessment of the effectiveness of the company's internal control over financial reporting as required by the Sarbanes-Oxley Act under Section 404.

    Management Comments & Outlook

    "While we are pleased to record our 8th consecutive fiscal year of profitability, we are nevertheless concerned about the continuing pricing pressure on our serial EEPROM product line. We continue to focus our attention on cost reduction programs for this particular product line and the volume from our new process platform is picking up.
    "Despite fluctuations on a quarter to quarter basis, we are encouraged by the revenue increase achieved for our line of analog/mixed signal products, which totaled $4.6 million in revenues for fiscal 2006 compared to $2.9 million for fiscal 2005. We are increasing the pace of new product introductions, coupled with increasing marketing efforts and design wins, to accelerate our rate of success in the coming quarters," said Gelu Voicu, president and chief executive officer.

    Investor Conference Call

    Catalyst will conduct a conference call regarding the fourth fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site, www.catsemi.com, at www.fulldisclosure.com, or by dialing (877) 754-9851 (domestic only). International callers can dial
(706) 643-1107. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Eastern) on July 28, 2006 at the company's Web site or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), entering reservation number 9700472 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. Catalyst designs and markets a broad range of programmable products including Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, Flash Memories, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Analog/Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com

    Forward-Looking Statements

    Certain statements in this press release, including statements regarding future market conditions, new product offerings, demand for products, and increasing revenues, particularly from analog/mixed signal products, are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: declining market acceptance and demand for Catalyst's products; increased competition in the markets for Catalyst's products leading to decreased average selling prices; a decline in the growth of the markets for Catalyst's products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products, which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity, which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst's new products and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on Form 10-K and quarterly reports filed on Form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.


                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                   April 30, April 30,
                                                      2006      2005
                                                   --------- ---------
                      ASSETS
Current assets:
 Cash and cash equivalents                          $ 7,730   $10,978
 Short term investments                              21,409    22,815
 Accounts receivable, net                             9,502     9,966
 Inventories                                         14,262    11,455
 Other current assets                                 3,255     5,063
                                                    --------  --------
     Total current assets                            56,158    60,277

 Property and equipment, net                          9,408     5,582
 Deferred tax assets                                  4,759     4,128
 Other assets                                            95        74
                                                    --------  --------
     Total assets                                   $70,420   $70,061
                                                    ========  ========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                   $ 7,596   $ 6,069
 Accrued expenses                                     3,002     4,245
 Deferred gross profit on shipments to
  distributors                                        2,292     1,879
                                                    --------  --------
     Total current liabilities                       12,890    12,193

Total stockholders' equity                           57,530    57,868
                                                    --------  --------
     Total liabilities and stockholders' equity     $70,420   $70,061
                                                    ========  ========


         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)


                                     Three Months     Twelve Months
                                         Ended             Ended
                                   ----------------- -----------------
                                    April    April    April    April
                                      30,      30,      30,      30,
                                     2006     2005     2006     2005
                                   -------- -------- -------- --------

Net revenues                       $14,187  $16,325  $60,217  $62,320

Cost of revenues                     9,241   10,140   36,900   35,852
                                   -------- -------- -------- --------
Gross profit                         4,946    6,185   23,317   26,468

Operating expenses:
   Research and development          1,783    1,895    7,472    7,910
   Selling, general and
    administration                   3,446    3,783   13,445   13,696
                                   -------- -------- -------- --------
Income (loss) from operations         (283)     507    2,400    4,862

Interest income, net                   337      227    1,175      732
                                   -------- -------- -------- --------
Income before income taxes              54      734    3,575    5,594

Income tax provision (benefit)        (216)     218    1,019    1,773
                                   -------- -------- -------- --------

Net income                         $   270  $   516  $ 2,556  $ 3,821
                                   ======== ======== ======== ========

Net income per share:
    Basic                          $  0.02  $  0.03  $  0.15  $  0.22
                                   ======== ======== ======== ========

    Diluted                        $  0.02  $  0.03  $  0.14  $  0.20
                                   ======== ======== ======== ========

Weighted average common shares:
 outstanding:
    Basic                           16,432   17,104   16,685   17,507
                                   ======== ======== ======== ========

    Diluted                         17,880   18,767   18,220   19,485
                                   ======== ======== ======== ========

    CONTACT: Catalyst Semiconductor, Inc.
             Rosa Vasquez, 408-542-1051 (Investor Relations) rosa.vasquez@catsemi.com fax: 408-542-1405